                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               NASHUA CORPORATION
                (Name of Registrant as Specified In Its Charter)

                               NASHUA CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                               NASHUA CORPORATION

                               44 FRANKLIN STREET
                          NASHUA, NEW HAMPSHIRE 03060

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Nashua Corporation will be held at the Crowne Plaza, 2 Somerset Parkway, Nashua, New Hampshire, on April 24, 1998 at 10:00 a.m., for the following purposes:

        1.  To elect a Board of Directors for the ensuing year.

        2. To consider and take action upon a proposal made by a stockholder to request the Board of Directors to redeem the Preferred Stock Purchase Rights issued in July of 1996 unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as practical.

        3. To act upon any other business as may properly be brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 17, 1998, as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

                                            PAUL BUFFUM
                                            Vice President, General
                                            Counsel and Secretary

March 25, 1998

                  IF YOU ARE ENTITLED TO VOTE AT THE MEETING,
                  KINDLY EXECUTE AND MAIL THE ENCLOSED PROXY.

                                PROXY STATEMENT

                                    GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of Nashua Corporation ("Nashua" or the "Company"), a Delaware corporation, whose principal executive offices are located at 44 Franklin Street, Nashua, New Hampshire 03060, for use at the annual meeting of the stockholders of Nashua to be held on April 24, 1998, and at any adjournment thereof. Each proxy executed and returned by a stockholder may be revoked by delivering written notice of such revocation to the Secretary of Nashua or by executing and delivering to the Secretary a proxy bearing a later date at any time at or before the meeting except as to any matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authorization conferred by such proxy. This proxy statement is being mailed to stockholders on or about March 25, 1998.

                               VOTING SECURITIES

     The only outstanding class of voting securities of Nashua is its common stock, each share of which entitles the holder thereof to one vote. Only stockholders of record at the close of business on March 17, 1998, are entitled to vote at the annual meeting and at any adjournment thereof. As of the close of business on such date, there were 6,716,931 shares of its common stock outstanding (excluding 24,064 shares held in Nashua's treasury). The holders of a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, constitute a quorum for the transaction of business.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and, except for the election of directors, will also not be counted as votes cast or shares voting on such matter. Under Nashua's bylaws, the affirmative vote of the holders of a majority of the shares of Nashua's common stock entitled to vote held by stockholders present at the meeting in person or by proxy is required to approve all matters to be acted upon at the meeting. Accordingly, a vote that is withheld on a particular matter will be treated as present and entitled to vote and thus have the effect of a negative vote.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Pursuant to the bylaws of Nashua, the Board of Directors has fixed at seven the number of directors to be elected at the annual meeting. Nashua's directors are elected annually by the stockholders and hold office until successors are elected and qualified or until death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled until the next annual meeting of stockholders by the majority of directors then in office.

     Each proxy executed and returned by a stockholder will be voted for the election of the nominees for directors listed below, unless authority to do so is withheld. If, however, any nominee becomes unavailable (which is not now anticipated), the persons named as proxies may, in their discretion, vote for another nominee.

     All of the nominees for directors named below are now directors of Nashua.

     The business experience of each nominee for the last five years and the year he first became a director of Nashua are as follows:

                                             DIRECTOR
                NAME                   AGE    SINCE                   BUSINESS EXPERIENCE
                ----                   ---   --------                 -------------------
Sheldon A. Buckler(a)(c)(d)..........  66     1994      Dr. Buckler has been Chairman of the Board of
                                                        Commonwealth Energy System since May 1995. He
                                                        was Vice Chairman of the Board of Polaroid
                                                        Corporation from prior to 1993 until his
                                                        retirement in 1994. He is also a Director of
                                                        Aseco Corporation, Parlex Corporation, Spectrum
                                                        Information Technologies, Inc. and Cerion
                                                        Technologies Inc.

Gerald G. Garbacz....................  61     1996      Mr. Garbacz has been Chairman of the Board of
                                                        Nashua Corporation since June 14, 1996 and
                                                        President and Chief Executive Officer since
                                                        January 2, 1996. From 1994 through 1995, Mr.
                                                        Garbacz was a private investor. He was Chairman
                                                        and Chief Executive Officer of Baker & Taylor
                                                        Inc. (information distribution) from prior to
                                                        1993 to 1994. He is also a Director of Handy &
                                                        Harman Inc. and Chairman of the Board of Cerion
                                                        Technologies Inc.

Charles S. Hoppin(a)(c)..............  66     1979      Mr. Hoppin has been a partner in the law firm
                                                        of Davis Polk & Wardwell since prior to 1993.

John M. Kucharski(a)(b)..............  62     1988      Mr. Kucharski has been Chairman of the Board
                                                        and Chief Executive Officer of EG&G, Inc.
                                                        (technical and scientific products and
                                                        services) since prior to 1993. He was President
                                                        from prior to 1993 until February 2, 1998. He
                                                        is also a Director of New England Electric
                                                        System and State Street Boston Corporation.

David C. Miller, Jr.(b)(c)...........  55     1996      Mr. Miller has been President and Chief
                                                        Executive Officer of ParEx, Inc. (privately
                                                        held investment company) since December 1994.
                                                        From 1994 through 1995, Mr. Miller served as
                                                        President of Kennedy International Consulting,
                                                        Inc. and from prior to 1993 through December
                                                        1993 he served as Executive Vice President of
                                                        The Investigative Group Inc. During this
                                                        period, Mr. Miller also provided international
                                                        business consulting services to U.S.
                                                        corporations. He is also President of the
                                                        Corporate Council on Africa and a Director of
                                                        Georgetown University's Institute for the Study
                                                        of Diplomacy.

                                             DIRECTOR
                NAME                   AGE    SINCE                   BUSINESS EXPERIENCE
                ----                   ---   --------                 -------------------
Peter J. Murphy(a)(b)................  49     1997      Mr. Murphy has been Chief Executive Officer of
                                                        Parlex Corporation (electrical components)
                                                        since July 1997, President since July 1995 and
                                                        a Director since March 1994. He was Chief
                                                        Operating Officer from May 1994 to July 1997,
                                                        Executive Vice President from May 1994 to July
                                                        1995, Vice President and General Manager,
                                                        Flexible Circuit Products Division, from
                                                        February 1993 to May 1994 and Assistant to the
                                                        President prior to February 1993.

James F. Orr III(b)(c)...............  55     1989      Mr. Orr has been Chairman of the Board, Chief
                                                        Executive Officer and President of UNUM
                                                        Corporation (insurance) since prior to 1993.

---------------

(a) Member of the Audit/Finance and Investment Committee of Nashua's Board of Directors.

(b) Member of the Leadership and Compensation Committee of Nashua's Board of Directors.

(c) Member of the Governance Committee of Nashua's Board of Directors.

(d) Lead Director.

                         BOARD OF DIRECTORS COMMITTEES

     Mr. Buckler as Lead Director acts as Chairman in the Chairman's absence, chairs the Governance Committee and spearheads all activities related to Chief Executive Officer performance and succession. The committees of the Board of Directors are:

AUDIT/FINANCE AND INVESTMENT COMMITTEE

     The Audit/Finance and Investment Committee is charged to take measures to protect the assets of the Company. In doing so, the committee supervises the soundness of the Company's financial records and reporting and its relationship with its independent accountants and provides the Board, the independent accountants, and the internal auditors with direct, non-management access to each other on a regular basis. The Audit/Finance and Investment Committee is also charged with responsibility for supervising policies and decisions relating to financing and major cash management, pension fund and capital investment decisions. The Audit/Finance and Investment Committee held two meetings in 1997.

LEADERSHIP AND COMPENSATION COMMITTEE

     The Leadership and Compensation Committee is charged with the responsibility of screening candidates for the chief executive officer position, developing performance evaluation criteria, reviewing the caliber of and succession to key management positions and deciding on top management compensation. The Leadership and Compensation Committee held two meetings in 1997.

GOVERNANCE COMMITTEE

     The Governance Committee is charged with responsibility for recommending to the entire Board the size and composition of the Board, policies regarding tenure and retirement of Directors, evaluation of Board and Director performance and recommendations for improvement on an annual basis, nomination of candidates for election to the Board, assignments to Board committees, and recommendations for improving governance processes of the Board. The Governance Committee held one meeting in 1997.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1997, the Board of Directors held six regular meetings and one special meeting. Each of the directors attended at least 75% of the aggregate of
(1) the total number of meetings of the Board of Directors held while he was a director and (2) the total number of meetings held by all committees of the Board on which he served.

                           COMPENSATION OF DIRECTORS

     Directors of Nashua, except employees of the Company, receive an annual retainer payable in shares of Nashua's common stock with a market value of $15,000. They also receive $1,000 in cash plus expenses for each Board meeting and Board committee meeting attended and are each year awarded options to purchase 1,000 shares of common stock having an exercise price equal to the fair market value for such shares on the date of award under the provisions of Nashua's 1996 Stock Incentive Plan. The Lead Director is compensated an additional $7,500 annually in cash.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except for the following:

          Mr. Clabburn, a Vice President of Nashua until September 1997, made a late filing on June 20, 1997 of a Form 4 with respect to a certain non-exempt transaction in shares of Nashua common stock during May 1997. The due date of this Form 4 was June 10, 1997. The reported transaction was a purchase of Nashua stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation paid to Nashua's seven most highly paid executive officers in 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                            ANNUAL COMPENSATION                COMPENSATION AWARDS
                                    -----------------------------------   -----------------------------
                                                                            PERFORMANCE        SHARES
                                                           OTHER ANNUAL   BASED RESTRICTED   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS     COMPENSATION   STOCK AWARDS(1)     OPTIONS     COMPENSATION(2)
---------------------------  ----    ------      -----     ------------   ----------------   ----------   ---------------
Gerald G. Garbacz(3).......  1997   $410,000          --           --                --        90,000        $ 16,262
  Chairman, President and    1996   $400,538    $240,000     $173,920(4)     $1,680,000(5)         --        $ 10,831
  Chief Executive Officer

Michael D. Jeans(6)........  1997   $250,000          --     $262,266(4)             --        60,000        $  4,566
  Vice President             1996   $193,269          --     $106,999(4)     $  337,500(7)     40,000        $  3,272
  Photo Group

Robin J. T. Clabburn(8)....  1997   $237,563          --           --                --            --              --
  Former Vice President      1996   $234,462    $ 87,420           --                --            --              --
                             1995   $217,607(9)       --     $    277(10)    $  334,375(11)    20,000              --

Charles E. Turnbull(12)....  1997   $202,307          --     $ 18,060(4)             --        40,000        $496,356(13)
  Former Vice President      1996   $289,615    $231,473     $147,878(4)             --            --        $  5,541
                             1995   $ 83,154    $ 47,900           --        $  334,375(14)    40,000        $    553

Daniel M. Junius...........  1997   $200,000          --           --        $  209,063(15)    45,000        $  4,827
  Vice President-Finance,    1996   $199,808    $ 80,000           --                --         3,000        $  3,243
  Chief Financial Officer    1995   $146,374          --     $    561(16)    $  334,375(17)    11,500        $  5,653
  and Treasurer

John J. Ireland(18)........  1997   $190,000    $ 38,000           --                --        15,000        $  4,260
  Vice President
  Specialty Coated Products
  Division

Eugene P. Pache (18).......  1997   $165,000    $ 33,000     $ 10,050(4)     $   62,500(19)    15,000        $  4,570
  Vice President
  Label Products Division

---------------

 (1) Market value of performance based restricted shares on the date of grant. As of December 31, 1997, the market value and number of performance based restricted shares were: Mr. Garbacz - $1,395,000 (120,000 shares); Mr. Jeans - $290,625 (25,000 shares); Mr. Clabburn - $290,625 (25,000 shares);
     Mr. Junius - $465,000 (40,000 shares); and Mr. Pache - $58,125 (5,000 shares).

 (2) Except as otherwise noted, the amounts listed are for Company contributions to the Employees' Savings Plan, life insurance income and cash payments in lieu of medical benefits. In 1997, these amounts were:

        (a) as to the Employees' Savings Plan - Mr. Garbacz, $3,500; Mr. Jeans, $3,000; Mr. Turnbull, $3,500; Mr. Junius, $3,500; Mr. Ireland, $3,000 and Mr. Pache, $3,500.

        (b) as to life insurance income - Mr. Garbacz, $11,982; Mr. Jeans, $1,566; Mr. Turnbull, $1,856; Mr. Junius, $1,327; Mr. Ireland, $1,260 and Mr. Pache, $1,070.

        (c) as to cash payments in lieu of medical benefits - Mr. Garbacz, $780 and Mr. Turnbull, $615.

 (3) Mr. Garbacz became an executive officer on January 2, 1996.

 (4) Includes moving expense reimbursement and tax equalization payments.

 (5) Includes 120,000 shares of performance based restricted stock (granted when the price of Nashua shares was $14.00), 60,000 shares of which will vest when the average closing price over a ten trading day period of Nashua shares (the "Ten Day Average Closing Price") reaches $20.00; and 60,000 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited. Dividends, if any, will accumulate on such performance based restricted stock and be paid when and if the underlying shares vest.

 (6) Mr. Jeans became an executive officer on April 22, 1996. On an annualized basis, Mr. Jeans' 1996 salary compensation would have been $250,000.

 (7) Includes 25,000 shares of performance based restricted stock (granted when the price of Nashua shares was $13.50), 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $20.00; and 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited. Dividends, if any, will accumulate on such performance based restricted stock and be paid when and if the underlying shares vest.

 (8) Mr. Clabburn ceased being an executive officer of Nashua on September 26, 1997 and became a part-time employee.

 (9) Mr. Clabburn received an additional $31,674 for consulting services performed in 1995 prior to becoming an employee of Nashua.

(10) Tax equalization payments.

(11) Includes 25,000 shares of performance based restricted stock (granted when the price of Nashua shares was $13.375), 8,333 shares of which will vest when the average closing price over a thirty trading day period of Nashua shares (the "Thirty Day Average Closing Price") reaches $20.00; 8,333 shares of which will vest when the Thirty Day Average Closing Price reaches $25.00; and 8,334 shares of which will vest when the Thirty Day Average Closing Price reaches $30.00. However, any shares which have not vested upon the earlier of (i) December 15, 2000 or (ii) termination of employment, will be forfeited. Dividends, if any, will accumulate on such performance based restricted stock and be paid when and if the underlying shares vest.

(12) Mr. Turnbull was employed by the Company from August 1995 to October 1997.

(13) Includes severance payments of $490,385 paid to Mr. Turnbull in connection with the termination of his employment.

(14) Mr. Turnbull forfeited the shares of restricted stock representing the amount shown as a result of the termination of his employment with the Company.

(15) Includes 15,000 shares of performance based restricted stock (granted when the price of Nashua shares was $13.9375), 7,500 shares of which will vest when the Ten Day Average Closing Price reaches $20.00; and 7,500 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited. Dividends, if any, will accumulate on such performance based restricted stock and be paid when and if the underlying shares vest.

(16) Includes executive medical reimbursement income and tax equalization payments relating thereto.

(17) Includes 25,000 shares of performance based restricted stock (granted when the price of Nashua shares was $13.375), 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $20.00; and 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited. Dividends, if any, will accumulate on such performance based restricted stock and be paid when and if the underlying shares vest.

(18) Messrs. Ireland and Pache became executive officers in September 1997.

(19) Includes 5,000 shares of performance based restricted stock (granted when the price of Nashua shares was $12.50), 2,500 shares of which will vest when the Ten Day Average Closing Price reaches $18.00; and 2,500 shares of which will vest when the Ten Day Average Closing Price reaches $20.00. However, any shares which have not vested upon the earlier of (i) December 16, 2002 or (ii) termination of employment, will be forfeited. Dividends, if any, will accumulate on such performance based restricted stock and be paid when and if the underlying shares vest.

STOCK OPTIONS

     The following table sets forth certain information as to options granted during 1997 to the individuals listed in the Summary Compensation Table. In accordance with SEC rules, also shown are the hypothetical gains or "option spreads", on a pretax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting Nashua stock prices for the grant expiring on 3/1/2007 would be $20.17 at a 5% rate of appreciation and $32.11 at a 10% rate of appreciation, and for the grant expiring on 12/17/2007, $20.36 at a 5% rate of appreciation and $32.42 at a 10% rate of appreciation.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1997

                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES
                                                                                              OF STOCK PRICE
                                                                                               APPRECIATION
                            OPTIONS    % OF TOTAL OPTIONS    EXERCISE OR                     FOR OPTION TERM
                            GRANTED   GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION   --------------------------
           NAME               (#)           IN 1997           ($/SHARE)       DATE          5%            10%
           ----             -------   --------------------   -----------   ----------   ----------    ------------
Gerald G. Garbacz.........  60,000(1)         13.1%            $12.38        3/1/2007    $467,143      $1,183,832
                            30,000(2)          6.5%            $12.50      12/17/2007    $235,835      $  597,653
Michael D. Jeans..........  40,000(1)          8.7%            $12.38        3/1/2007    $311,429      $  789,221
                            20,000(2)          4.4%            $12.50      12/17/2007    $157,224      $  398,436
Robin J. T. Clabburn......       0         --                   --             --          --             --
Charles E. Turnbull.......  40,000(3)          8.7%            $12.38          5/4/98    $311,429      $  789,221
Daniel M. Junius..........  30,000(1)          6.5%            $12.38        3/1/2007    $233,571      $  591,916
                            15,000(2)          3.3%            $12.50      12/17/2007    $117,918      $  298,827
John J. Ireland...........  15,000(1)          3.3%            $12.38        3/1/2007    $116,786      $  295,958
Eugene P. Pache...........  15,000(1)          3.3%            $12.38        3/1/2007    $116,786      $  295,958

---------------

(1) These options became exercisable on February 28, 1998.

(2) These options will become exercisable on December 16, 1998 or upon involuntary termination.

(3) These options became exercisable on October 3, 1997.

     The following table sets forth information regarding options held at the end of 1997 by the individuals listed in the Summary Compensation Table:

                          OPTION EXERCISES IN 1997 AND
                        VALUE OF OPTIONS AT END OF 1997

                                                                                    VALUE OF UNEXERCISED,
                                                      NUMBER OF UNEXERCISED       IN-THE-MONEY, OPTIONS AT
                                                    OPTIONS HELD AT YEAR END             YEAR END(2)
                                                   ---------------------------   ---------------------------
                     NAME(1)                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     -------                       -----------   -------------   -----------   -------------
Gerald G. Garbacz................................         0         90,000           $0             $0
Michael D. Jeans.................................    40,000         60,000           $0             $0
Robin J. T. Clabburn.............................    20,000              0           $0             $0
Charles E. Turnbull..............................    80,000              0           $0             $0
Daniel M. Junius.................................    24,300         45,000           $0             $0
John J. Ireland..................................    18,500         15,000           $0             $0
Eugene P. Pache..................................    18,500         15,000           $0             $0

---------------

(1) No options were exercised during 1997 by any of the persons listed below.

(2) Represents the difference between the closing price on the New York Stock Exchange of Nashua's common stock on December 31, 1997 ($11.625) and the exercise price of the options. The exercise price of each such option was more than the closing price on December 31, 1997.

PENSION PLAN

     The following table shows estimated annual benefits payable upon retirement under the Nashua Corporation Retirement Plan for Salaried Employees (the "Retirement Plan"), which includes the individuals listed in the Summary Compensation Table except for Mr. Clabburn who is not eligible to receive benefits under the Retirement Plan and Mr. Turnbull whose employment with the Company terminated before he became vested in the Retirement Plan:

                           ESTIMATED PENSION BENEFITS

               AVERAGE ANNUAL                                    YEARS OF SERVICE
             COMPENSATION FROM                ------------------------------------------------------
              JANUARY 1, 1994                                                               25 OR
               TO RETIREMENT                  5 YEARS    10 YEARS   15 YEARS   20 YEARS   MORE YEARS
             -----------------                -------    --------   --------   --------   ----------
     $  125,000.............................  $ 13,750   $ 27,500   $ 41,250   $ 55,000    $ 68,750
        250,000.............................    27,500     55,000     82,500    110,000     137,500
        375,000.............................    41,250     82,500    123,750    165,000     206,250
        500,000.............................    55,000    110,000    165,000    220,000     275,000
        625,000.............................    68,750    137,500    206,250    275,000     343,750
        750,000.............................    82,500    165,000    247,500    330,000     412,500
        875,000.............................    96,250    192,500    288,750    385,000     481,250
      1,000,000.............................   110,000    220,000    330,000    440,000     550,000

     Compensation covered by the Retirement Plan generally refers to total annual cash compensation, including salary and bonus, but excluding certain items such as the value of stock option awards and employer allocations to the Employees' Savings Plan. As of December 31, 1997, the individuals named in the Summary Compensation Table had the following years of service credited under the Retirement Plan: Mr. Garbacz, 2 years; Mr. Jeans, 1.5 years; Mr. Junius, 13 years; Mr. Ireland, 3.5 years and Mr. Pache, 3.5 years.

     The estimated annual benefits shown above are subject to an offset for 50% of a participant's primary Social Security benefit. Benefits as shown above, minus the 50% offset for Social Security benefit, are available for participants whose pensions start after reaching age 65. Participants who have five or more years of service are eligible to receive pensions after reaching age 60 and participants who have ten or more years of service are eligible to receive pensions after reaching age 55, but payments are reduced 4.2% per year for each year that a recipient starts receiving benefits earlier than at age 65. Payments are further reduced for participants whose credited service began before age 40 and terminate employment with Nashua prior to reaching age 55.

     The Employee Retirement Income Security Act of 1974 places limitations on pensions which may be paid under plans qualified under the Internal Revenue Code. Amounts exceeding such limitations may be paid outside of qualified plans. Nashua has a Supplemental Unfunded Excess Retirement Benefit Plan providing for such amounts for its employees including Messrs. Garbacz, Jeans, Junius, Ireland and Pache.

CERTAIN TRANSACTIONS AND INDEBTEDNESS

     In conjunction with Mr. Jeans' relocation from California to New England, the Company granted to Mr. Jeans an interest free residential bridge loan in the amount of $395,000 pending the sale of Mr. Jeans' California home. Mr. Jeans repaid the loan on May 7, 1997.

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with Messrs. Garbacz, Jeans, Junius, Ireland and Pache in order to ensure their continued service to Nashua in the event of a change in control of Nashua or, with respect to Messrs. Ireland and Pache, the divisions for which they have operating responsibility. Such severance agreements provide that upon termination of employment under certain circumstances within three years of a change in control of Nashua, the employee would receive severance pay equal to three times the sum of his annual salary and bonus in the case of Messrs. Garbacz, Jeans and Junius or the sum of one year's annual salary and bonus in the case of Messrs. Ireland and Pache. In addition, each of Messrs. Garbacz, Jeans and Junius can terminate his employment after a change in control of Nashua and receive his severance pay if the Board determines that he has substantially completed his duties with respect to a restructuring program and the Company's needs for his services have been substantially diminished. In the event of a sale of their divisions, Messrs. Ireland and Pache would receive severance pay equal to one year's annual salary and bonus under certain circumstances. If the employment of any of Messrs. Garbacz, Jeans or Junius is terminated by the Company apart from the circumstances above for reasons other than misconduct, the executive would receive one year's salary. In addition, the agreements provide for the continuation for specified periods of certain other benefits.

THE LEADERSHIP AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Leadership and Compensation Committee is composed of non-employee directors and is charged with the responsibility of screening candidates for the chief executive officer position, developing performance evaluation criteria, reviewing the caliber of and succession to key management positions and deciding on top management compensation. The Committee administers the Management Incentive Plan and the Company's stock option and stock incentive plans. Each year the Committee reviews the performance of the Chief Executive Officer against objectives and sets the Chief Executive Officer's base salary. The Committee also reviews the performance and the salary levels of other executive officers including the executives listed in the compensation table and makes decisions regarding the above plans.

     The Committee's compensation policies applicable to the Company's executive officers during 1997 are set forth below:

          The Committee believes that base salaries should be at competitive levels so as to attract and retain well qualified executives. With respect to the Chief Executive Officer's salary, the Committee considered a number of factors including survey data, the size and performance of the Company, past practice at the Company, each Committee member's own individual experiences in compensation matters and the inter-relationship of salary to cash incentive compensation and long-term equity based compensation. The Committee set the Chief Executive Officer's salary at essentially the same level as it had been for chief executive officers at the Company for the past seven years and tied his overall compensation heavily to stock performance by awarding him options to purchase 90,000 shares of stock. The base salaries for the four current Vice Presidents listed in the Summary Compensation Table are competitive with the base salaries for similar positions included in the survey data.

          The Committee believes that incentive compensation paid in cash should be awarded to support company objectives based on company, group, division and personal performance during the preceding year. The Company's Management Incentive Plan provides that cash awards may be granted each year by the Committee based on corporate, group, division and personal performance. For the individuals who served as Chief Executive Officer and principal corporate staff officers, award targets for 1997 were based on the Company's pretax operating income budget and personal performance objectives. For the Vice Presidents in charge of operating units, award targets were based on the respective unit's pretax operating income budget and personal performance objectives. Bonus payments were authorized by the Committee to be paid to two of the officers listed in the compensation table (Messrs. Ireland and Pache) for performance in 1997, since their predetermined divisional targets had been exceeded.

          The Committee believes that long-term equity-based compensation should be awarded to provide incentive to executives to create value for stockholders and give the executives a substantive ownership interest in the Company's success. The Committee's policy has been to award performance-based restricted stock and stock option grants in order to more closely align the interests of management with those of stockholders and to attract and retain executives during a period when the Company has been undergoing significant operational changes.

     The Committee has not adopted a policy on the tax law disallowing deductions on compensation in excess of $1 million for certain executives of public companies. The Company believes that options and performance-based restricted stock awards granted under its stock incentive plans are exempt from the limitation and that other compensation expected to be paid during 1998 will be below the compensation limitation.

                                            Leadership and Compensation
                                                  Committee
                                               James F. Orr III, Chairman
                                               John M. Kucharski
                                               David C. Miller, Jr.
                                               Peter J. Murphy

                               PERFORMANCE GRAPHS

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock against the cumulative total return of the S&P 500 Index and a composite peer group for the five years commencing December 31, 1992 and ending December 31, 1997. A peer group comparison is used because, offering a diverse mix of products and services, the Company did not believe that a single industry or line-of-business index provided an adequate measure for comparison to the Company as a whole.

     The Company's products and services include facsimile and thermal papers, pressure sensitive labels, specialty papers, copier and laser printer supplies and photofinishing services. In constructing a composite peer group, the Company selected published indices to represent various products and, because no published photofinishing index was available, has selected a peer group for that segment. The indices are: for facsimile and thermal papers, pressure sensitive labels and specialty papers -- the S&P Paper and Forest Products Index and for copier and laser printer supplies -- the S&P Office Equipment & Supplies Index. As peer companies in the photofinishing segment, the Company selected Eastman Kodak Company and Seattle Filmworks, Inc. and weighted them by market capitalization. The Company then weighted the two indices and photofinishing peer group in proportion to the 1997 revenues of Nashua's products and services represented by the respective indices and peer group.

                                    [GRAPH]

     Measurement Period        Nashua           S&P 500          Composite
   (Fiscal Year Covered)    Corporation          Index           Peer Group
1992                         $100.00           $100.00           $100.00
1993                           99.49            110.08            126.37
1994                           76.45            111.53            135.90
1995                           52.37            153.45            183.10
1996                           46.13            188.68            220.92
1997                           44.68            251.62            219.97

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares and percentage of Nashua's common stock deemed to be beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table above and by all directors and officers of Nashua as a group, as of March 17, 1998:

                                                        AMOUNT AND NATURE OF           PERCENT OF SHARES
                        NAME                           BENEFICIAL OWNERSHIP(1)            OUTSTANDING
                        ----                           -----------------------         -----------------
Sheldon A. Buckler...................................            8,227(2)                      *
Robin J. T. Clabburn.................................           49,814(3)                      *
Gerald G. Garbacz....................................          198,428(4)(11)                 3.0
Charles S. Hoppin....................................            9,227(2)                      *
John J. Ireland......................................           34,146(5)(11)                  *
Michael D. Jeans.....................................          105,000(6)                     1.6
Daniel M. Junius.....................................           98,289(7)(11)                 1.5
John M. Kucharski....................................            9,727(2)                      *
David C. Miller, Jr..................................            4,227(2)                      *
Peter J. Murphy......................................            2,290(2)                      *
James F. Orr III.....................................           11,227(2)                      *
Eugene P. Pache......................................           38,500(8)                      *
Charles E. Turnbull..................................           84,000(9)                     1.3
Directors and Officers as a group (22 persons).......          934,127(10)(11)(12)           13.9

---------------

                                                                   *Less than 1%

 (1) Information as to the interests of the respective nominees has been furnished in part by them. The inclusion of information concerning shares held by or for their spouses or children or by corporations in which they have an interest does not constitute an admission by such nominees of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

 (2) Includes shares each non-employee director has a right to acquire through the exercise of stock options as of May 31, 1998 -- Mr. Buckler, 3,000 shares; Mr. Hoppin, 5,000 shares; Mr. Kucharski, 5,000 shares; Mr. Miller, 2,000 shares; Mr. Murphy, 1,000 shares; and Mr. Orr, 5,000 shares.

 (3) Includes 20,000 shares Mr. Clabburn has a right to acquire through the exercise of stock options as of May 31, 1998. Also includes 25,000 shares of performance based restricted stock, 8,333 shares of which will vest when the average closing price over a thirty trading day period of Nashua shares (the "Thirty Day Average Closing Price") reaches $20.00; 8,333 shares of which will vest when the Thirty Day Average Closing Price reaches $25.00; and 8,334 shares of which will vest when the Thirty Day Average Closing Price reaches $30.00. However, any shares which have not vested upon the earlier of (i) December 15, 2000 or (ii) termination of employment, will be forfeited.

 (4) Includes 60,000 shares Mr. Garbacz has a right to acquire through the exercise of stock options as of May 31, 1998. Also includes 120,000 shares of performance based restricted stock, 60,000 shares of which will vest when the average closing price over a ten trading day period of Nashua shares (the "Ten Day Average Closing Price") reaches $20.00; and 60,000 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited.

 (5) Includes 33,500 shares Mr. Ireland has a right to acquire through the exercise of stock options as of May 31, 1998.

 (6) Includes 80,000 shares Mr. Jeans has a right to acquire through the exercise of stock options as of May 31, 1998. Also includes 25,000 shares of performance based restricted stock, 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $20.00; and 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited.

 (7) Includes 52,600 shares Mr. Junius has a right to acquire through the exercise of stock options as of May 31, 1998. Also includes 40,000 shares of performance based restricted stock, 20,000 shares of which will vest when the Ten Day Average Closing Price reaches $20.00; and 20,000 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited.

 (8) Includes 33,500 shares Mr. Pache has a right to acquire through the exercise of stock options as of May 31, 1998. Also includes 5,000 shares of performance based restricted stock, 2,500 shares of which will vest when the Ten Day Average Closing Price reaches $18.00; and 2,500 shares of which will vest when the Ten Day Average Closing Price reaches $20.00. However, any shares which have not vested upon the earlier of (i) December 16, 2002 or (ii) termination of employment, will be forfeited.

 (9) Includes 80,000 shares Mr. Turnbull has a right to acquire through the exercise of stock options as of May 31, 1998.

(10) Includes 560,550 shares which the directors and officers of Nashua have the right to acquire through exercises of stock options as of May 31, 1998.

(11) Includes shares held in trust under the Employees' Savings Plan under which the participating employee has voting power as to the shares in his account. As of December 31, 1997, 928 shares are held in trust for Mr. Garbacz's account; 3,952 shares are held in trust for Mr. Junius' account; 646 shares are held in trust for Mr. Ireland's account; and 16,231 shares are held in trust for the accounts of all directors and officers as a group. No director other than Mr. Garbacz participates in the Plan.

(12) Includes 299,000 shares of performance based restricted stock.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares and percentage of Nashua's common stock beneficially owned by all persons known to Nashua to be the beneficial owners of more than 5% of its common stock, as of March 17, 1998:

                                                                   AMOUNT AND          PERCENT OF
                                                              NATURE OF BENEFICIAL    COMMON STOCK
                  NAME OF BENEFICIAL OWNER                         OWNERSHIP          OUTSTANDING
                  ------------------------                    --------------------    ------------
Gabelli Funds, Inc./GAMCO Investors, Inc./Gabelli...........        660,300(b)            9.8%
  International Limited/Gabelli International II Limited/
  Gabelli Performance Partnership L.P./Mario J. Gabelli (a)
  One Corporate Center, Rye, NY 10580

Pioneering Management Corporation(c)........................        644,500(d)            9.6%
  60 State Street, Boston, MA 02109

Dimensional Fund Advisors Inc...............................        423,500(f)            6.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401(e)

Franklin Resources, Inc./Charles B. Johnson/................        391,300(h)            5.8%
  Rupert H. Johnson, Jr./Franklin Advisory Services, Inc.(g)
  777 Mariners Island Boulevard
  San Mateo, CA 94404

The TCW Group, Inc./Robert Day(i)...........................        373,300(j)            5.6%
  865 South Figueroa Street
  Los Angeles, CA 90017

Capital Technology Inc.(k)..................................        336,500(l)            5.0%
  8314 Pineville-Matthews Road, Suite 295
  Charlotte, NC 28226

---------------

(a) Information is based on a joint Schedule 13D (Amendment No. 11) dated November 24, 1997, furnished by such beneficial owners which are affiliated with one another.

(b) Gabelli Funds, Inc. owns 310,000 shares for which it has sole voting power and sole dispositive power. GAMCO Investors, Inc. owns 308,300 shares, for which it has sole voting power and sole dispositive power. Gabelli Performance Partnership L.P. owns 15,000 shares for which it has sole voting power and sole dispositive power. Gabelli International Limited owns 12,000 shares for which it has sole voting power and sole dispositive power. Gabelli International II Limited owns 15,000 shares for which it has sole voting power and sole dispositive power.

(c) Information is based on Schedule 13G (Amendment No. 1), dated January 21, 1998, furnished by such beneficial owner.

(d) Sole voting power and sole dispositive power.

(e) Information is based on Schedule 13G, dated February 9, 1998, furnished by such beneficial owners.

(f) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 423,500 shares of Nashua stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(g) Information is based on Schedule 13G, dated January 30, 1998, furnished by such beneficial owners.

(h) Franklin Advisory Services, Inc. has sole voting power and sole dispositive power.

(i) Information is based on Schedule 13G (Amendment No. 2), dated February 12, 1998, furnished by such beneficial owners.

(j) Sole voting power and sole dispositive power.

(k) Information is based on Schedule 13G, dated February 4, 1998, furnished by such beneficial owner.

(l) Sole voting power as to 56,700 shares and sole dispositive power as to 336,500 shares.

           STOCKHOLDER PROPOSAL TO URGE THE BOARD OF DIRECTORS OF THE
               COMPANY TO REDEEM ITS 1996 SHAREHOLDER RIGHTS PLAN

     GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, who is the owner of record of 308,300 shares of Common Stock, has given notice that it intends to present the following resolution at the 1998 Annual Meeting of Stockholders. The proposed resolution and supporting statement for which the Board of Directors and the Company accept no responsibility are as follows:

STOCKHOLDER PROPOSAL

     RESOLVED:  That the shareholders of Nashua Corporation (the "Company")
                hereby request the Board of Directors to redeem the Preferred Stock Purchase Rights issued in July of 1996, unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as practical.

SUPPORTING STATEMENT OF STOCKHOLDER

     On July 19, 1996, the Board of Directors adopted a shareholder rights plan, which declared a dividend distribution of one stock purchase right ("right" or "rights") for each outstanding share of common stock. These rights are a type of corporate anti-takeover device, commonly known as a "poison pill". These rights replace rights that had been outstanding under a similar rights agreement that was adopted by the Company in August 1986 and expired on September 2, 1996.

     The rights are exercisable when a person or group acquires a beneficial interest in as little as 10% of the common stock of the Company, or announces a tender or exchange offer that would result in such person or group owning 10% or more of the Company's common stock. The result of the issuance of the rights is to vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. Furthermore, we believe that the 10% threshold is lower than the limit imposed by poison pills adopted by most other companies, making the Company's poison pill an even greater impediment to realizing shareholder value. The Company may redeem the rights for $.01 per right.

     The Company's poison pill is particularly unjustified in light of the long-standing inability of management to bring the value of the Company to the surface. The performance graph on page 11 of the Company's 1997 proxy statement vividly displays that since 1991 the Company has substantially underperformed the S&P 500 Index as well as its composite peer group. However, the poison pill, which was unilaterally adopted by the Board of Directors, serves to entrench existing management.

     We believe the shareholders are entitled to decide on what is a fair price for their holdings. However, as a consequence of the poison pill, potential bidders for the Company's stock are forced to negotiate with management, and are effectively precluded from taking their offer directly to the shareholders.

     In the face of significant and continuing declines in the Company's stock price over the past six years, the Board, in an effort to improve shareholder value, should redeem the rights or put their continuance to a shareholder vote as soon as practical.

     We urge shareholders to vote for this resolution.

COMPANY'S STATEMENT IN OPPOSITION TO THE PROPOSAL

     For the reasons set forth below, the Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal.

     In 1986, the Company's Board of Directors adopted a Shareholder Rights Plan pursuant to which rights to purchase the Company's Common Stock were distributed on a pro rata basis to all shareholders. The Plan was thoroughly reviewed, modified in certain respects and renewed in 1996 (the "Shareholder Rights Plan"). Like its predecessor, the Shareholder Rights Plan is carefully designed to safeguard the interests of the Company's shareholders by making it more difficult for a potential hostile acquirer to gain control of the Company on inadequate or unfair terms and without first negotiating with the Board.

     Significantly, shareholder rights plans appear to increase the premium received by shareholders if a takeover occurs. A December 1995 study by J.P. Morgan reported that the median takeover premium paid for firms that have a rights plan in place is nearly 16% higher than for companies that do not have one. Similarly, a 1993 study by Professors Comment and Schwert of the University of Rochester found that rights plans are associated with an added premium of 17.85% for selling shareholders in takeovers.

     The Company's Shareholder Rights Plan is substantially similar to plans that have been adopted by approximately 1,350 publicly traded companies, including companies in industries similar to Nashua such as Xerox Corporation, Pitney Bowes Inc., Moore Corporation Ltd., Boise Cascade Corporation, James River Corp., The Mead Corporation and Westvaco Corporation. Like most shareholder rights plans, it provides that if the percentage of the Company's stock held by any single shareholder exceeds a certain threshold, except pursuant to an offer for all outstanding shares which the Board determines to be at a fair price to shareholders, all other shareholders would be able to exercise their rights under the Shareholder Rights Plan and purchase additional Company shares at a discount. Such purchases would effectively dilute the hostile acquirer's voting and economic power.

     With the Shareholder Rights Plan in place, an otherwise hostile acquirer is encouraged to negotiate with the Board. The Shareholder Rights Plan enables the Board to defend the interests of the Company's shareholders in the face of an unsolicited and inadequate or coercive bid. It, however, does not prevent the Board from permitting the acquirer to proceed if the Board determines that all shareholders will in fact receive a fair return on their investment.

     The Company's Board is elected by and answerable to the shareholders, and its primary responsibility is the enhancement of shareholder value. To all of its decisions, the Board brings a wide range of experience in business and finance. Six of its seven directors are neither employees nor officers of the Company, ensuring a high degree of independent oversight and management accountability. When the Shareholder Rights Plan was first adopted in 1986 and when it was renewed in 1996, the Board, in accordance with its fiduciary duties to the shareholders, consulted with outside investment bankers and legal counsel, and concluded that the interests of the Company's shareholders would best be served if the Company were not vulnerable to coercive or unfair takeover tactics. When in 1997 the Board received the shareholder proposal at issue, it revisited this evaluation in the context of the current merger and acquisition environment. Hostile takeovers continue to be a strategy used by potential acquirers in this strong merger and acquisition environment. It is as important now as ever that the Board be in a position to respond effectively should the Company become the target of a takeover bid that undervalues the Company and deprives shareholders of an appropriate premium.

     Far from pursuing a course of action directed toward its own
"entrenchment," the Board is committed to increasing shareholder value by providing the relatively new management the time necessary to rebuild shareholder value. The Board believes that enhancing shareholder value requires identifying and focusing on certain strategic businesses to accomplish long-term goals.

     In 1997, the Company retained BT Alex. Brown Incorporated to assist it in developing and implementing such a program, and BT Alex. Brown is currently assisting the Company in divesting several non-strategic businesses. A portion of the proceeds from the sale of assets will be reinvested in growing the retained businesses, and a portion is expected to be returned to shareholders through a special dividend and/or share repurchases. Through such sales, the Board and management believe that the Company's shareholders will be best served by Nashua becoming more focused in areas where substantial opportunities exist to allow it to achieve leadership in niche markets. The Company's concentration on a smaller portfolio of businesses, coupled with overhead reductions which have been implemented continuously since 1996, should increase Nashua's profitability and yield substantially improved returns on invested capital.

     For your Company, the Shareholder Rights Plan is a valuable means of ensuring that this initiative is not cut short by an unsolicited bid from a potential acquirer which does not reflect the long-term value of the Company. In the event of a possible offer to acquire your Company, among other things, the Shareholder Rights Plan provides the Board of Directors with the leverage to negotiate on your behalf to obtain the highest possible price for your shares.

     The proper time to consider redemption of the rights issued under the Plan is when a specific offer is made to acquire the Company's stock. Should such an offer be presented, the Board will conscientiously exercise its duty to obtain the results it believes to be in the best interests of you, our shareholders. The Board can redeem the rights issued under the Plan at any time. Until then, the Board remains confident that shareholder interests are best served by preserving the Shareholder Rights Plan, the very tool that would enable the Board to negotiate effectively in this situation.

     For the reasons above, the Board unanimously recommends that shareholders vote AGAINST the adoption of this proposal.

     The affirmative vote of the holders of a majority of the shares of the Common Stock entitled to vote held by stockholders present at the meeting in person or by proxy is required for approval of this proposal. Approval would not, however, require that the requested action be taken since the proposal is precatory. Unless otherwise indicated, the persons named on the proxy will vote all proxies AGAINST the proposal.

                            INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP, Nashua's independent accountants for the year 1997, are also Nashua's independent accountants for the year 1998. Representatives of Price Waterhouse LLP are expected to be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal which is to be included in the proxy materials for the 1999 annual meeting must be received by Nashua on or before November 25, 1998. Such proposals should be directed to Nashua

Corporation, 44 Franklin Street, P.O. Box 2002, Nashua, New Hampshire 03061-2002, Attention: Suzanne L. Ansara, Assistant Secretary.

                                 MISCELLANEOUS

     The Board of Directors does not presently know of any other matters to be presented to the annual meeting. If any other matters are brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies on such matters in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

     The cost of solicitation of proxies will be borne by Nashua. In addition to the use of the mails, proxies may be solicited by officers and regular employees of Nashua, without extra compensation, by telephone or by other means of communication. Nashua will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to beneficial owners of common stock.

     Nashua has also retained Morrow & Co., Inc. to aid in the solicitation of proxies by personal interview, or by telephone or by other means of communication. Nashua anticipates that the cost of such service will not exceed $10,000.

     Nashua will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, a copy of Nashua's annual report filed with the Securities and Exchange Commission on Form 10-K for Nashua's fiscal year ended December 31, 1997. Requests for such report should be directed to Nashua Corporation, 44 Franklin Street, P.O. Box 2002, Nashua, New Hampshire 03061-2002, Attention:
Suzanne L. Ansara, Assistant Secretary.

                                            PAUL BUFFUM
                                            Vice President, General
                                            Counsel and Secretary

Nashua, New Hampshire
March 25, 1998

                                                                      NASH-PS-98

                                     PROXY

                               NASHUA CORPORATION

           PROXY for Annual Meeting of Stockholders - April 24, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoint(s) PAUL BUFFUM, DANIEL M. JUNIUS and BRUCE T. WRIGHT and each of them attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the undersigned to vote and act at the annual meeting of the stockholders of Nashua Corporation, to be held at the Crowne Plaza, 2 Somerset Parkway, Nashua, New Hampshire, on April 24, 1998 at 10:00 a.m., or any adjournment thereof, upon or in respect of all shares of stock of Nashua Corporation upon or in respect of which the undersigned would be entitled to vote or act, and with all the powers the undersigned would possess, if personally present, upon all matters which may properly come before said meeting, as described in the Proxy
Statement and Notice dated March 25, 1998, receipt of which is hereby acknowledged.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and AGAINST Proposal 2 as more specifically set forth in the Proxy Statement; if specific instructions are indicated, this Proxy will be voted in accordance therewith.

The Board of Directors recommends a vote FOR all nominees named in Proposal 1 and a vote AGAINST Proposal 2.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


SEE REVERSE                                                         SEE REVERSE
SIDE               CONTINUED AND TO BE SIGNED ON REVERSE SIDE              SIDE

Nashua Stockholders:

The Annual Meeting of Stockholders of Nashua Corporation will be held at 10:00 a.m. on Friday, April 24, 1998, at the Crowne Plaza, 2 Somerset Parkway, Nashua, New Hampshire.

The Proxies will vote your shares in accordance with your directions on this proxy card. If you sign and return the proxy card and do not indicate your choices, the Proxies will vote your shares in accordance with the directors' recommendations.

Please fill in the boxes to indicate how your shares should be voted, sign and date the proxy card and return it as soon as possible in the enclosed postpaid envelope. If you do not sign and return the proxy card, the Proxies cannot vote your shares at the Annual Meeting.

                                   Paul Buffum
                                   Vice President, General
                                   Counsel and Secretary




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MSH96 3                                                    DETACH HERE


[X] Please mark
    votes as in
    this example.

  NOTE: Signature should be exactly as name appears on imprint. If stock is registered in the names of two or more persons as joint owners, trustees or otherwise, the proxy should be personally signed by each of them or accompanied by proof of authority of less than all to act. In the case of executors, administrators, trustees, guardians and attorneys, unless the stock is registered in their names, proof of authority should accompany this proxy.

  -------------------------------------------------------------   -----------------------------------------------------------------
     The Board of Directors Recommends a Vote FOR Proposal 1.        The Board of Directors Recommends a Vote AGAINST Proposal 2.
  -------------------------------------------------------------   -----------------------------------------------------------------

  1. Election of Directors.
     Nominees: Sheldon A. Buckler, Gerald G. Garbacz,
               Charles S. Hoppin, John M. Kucharski, David C.
               Miller, Jr., Peter J. Murphy, James F. Orr III                                            FOR     AGAINST  ABSTAIN
                                                                  2. Approval of Stockholder Proposal.   [ ]       [ ]      [ ]
                    [ ]   FOR     [ ] WITHHELD
                          ALL         FROM ALL
                        NOMINEES      NOMINEES

  [ ] ________________________________________
       For all nominees except as noted above




                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT             [ ]



                                                                  PLEASE FILL IN DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                                                                  POST PAID RETURN ENVELOPE.




Signature: _____________________________ Date: _______________    Signature: _____________________________ Date: _______________
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